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As filed with the Securities and Exchange Commission on July 1, 2003

REGISTRATION NO. 333-100722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	06-1047163 (I.R.S. Employer Identification Number)

One Kendall Square, Cambridge, Massachusetts 02139
(Address of Principal Executive Offices)

1997 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

PETER WIRTH
Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500
(Name, address and telephone number of agent for service)

with copies to:

PAUL KINSELLA
Ropes & Gray
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Genzyme General Division Common Stock, $0.01 par value(2)(3)	30,338	$42.15(4)	$1,278,746.70(4)	$103.45(5)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional number of shares of Genzyme General Division common stock ("Genzyme General Stock") as may be issued upon a stock split, stock dividend or similar transaction.

(2)
Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Stock and automatically trade with such shares.

(3)
Represents the additional number of shares of Genzyme General Stock registered pursuant to this Amendment No. 1 to reflect the exchange on June 30, 2003 (the "Exchange Date") of all outstanding shares of Genzyme Biosurgery Division common stock ("Biosurgery Stock") and Genzyme Molecular Oncology Division common stock ("Molecular Oncology Stock") for shares of Genzyme General Stock.

(4)
Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Genzyme General Stock as reported by the Nasdaq National Market on June 30, 2003 to be $43.24 and $41.05, respectively.

(5)
An aggregate registration fee of $14,309 was previously paid in connection with the original Registration Statement filed on October 24, 2002 (the "Original Registration Statement"). Of such $14,309, $106 was paid to register 500,000 shares of Biosurgery Stock (calculated pursuant to Rule 457(c) and Rule 457(h)(1)) and $10 was paid to register 100,000 shares of Molecular Oncology Stock (calculated pursuant to Rule 457(c) and Rule 457(h)(1)). None of the 500,000 shares of Biosurgery Stock that were registered in the Original Registration Statement were issued as of the Exchange Date and, on the Exchange Date, the options underlying such shares converted into options representing the right to purchase up to 24,725 shares of Genzyme General Stock. None of the 100,000 shares of Molecular Oncology Stock that were registered in the Original Registration Statement were issued as of the Exchange Date, and on the Exchange Date, the options underlying such shares converted into options representing the right to purchase up to 5,613 shares of Genzyme General Stock. Accordingly, this post-effective amendment amends the Original Registration Statement to register an additional 30,338 shares of Genzyme General Stock and to deregister the Biosurgery Stock and Molecular Oncology Stock registered in the Original Registration Statement. Pursuant to Rule 457(p), $103.45 of the filing fee previously paid in connection with the Original Registration Statement to register the shares of Biosurgery Stock and Molecular Oncology Stock is offset against the currently due filing fee of $103.45 for the additional shares of Genzyme General Stock being registered hereunder.

Explanatory Note

        The Registrant hereby amends its Registration Statement on Form S-8 (File No. 333-100722) filed with the Securities and Exchange Commission on October 24, 2002, which is incorporated herein by reference, to reflect the exchange of all of its Genzyme Biosurgery Division common stock and all of its Genzyme Molecular Oncology Division common stock for shares of its Genzyme General Division common stock (Nasdaq: GENZ) and cash in lieu of fractional shares on June 30, 2003 (the "Exchange Date"). In connection with the exchanges, all outstanding options to purchase shares of Genzyme Biosurgery Division common stock or Genzyme Molecular Oncology Division common stock, including those issued under the 1997 Equity Incentive Plan, that had not been exercised as of the Exchange Date became exercisable as of the Exchange Date for shares of Genzyme General Division common stock based on an exchange ratio of 0.04945 shares of Genzyme General Division common stock for each share of Genzyme Biosurgery Division common stock and an exchange ratio of 0.05614 shares of Genzyme General Division common stock for each share of Genzyme Molecular Oncology Division common stock, in each case rounded down to the nearest whole share. Accordingly, the 500,000 shares of Genzyme Biosurgery Division common stock that were previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-100722) but had not been issued as of the Exchange Date now represent up to 24,725 shares of Genzyme General Division common stock and the 100,000 shares of Genzyme Molecular Oncology Division common stock that were previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-100722) but that had not been issued as of the Exchange Date now represent up to 5,613 shares of Genzyme General Division common stock. This Amendment increases the number of shares of Genzyme General Division common stock registered by 30,338 to reflect these exchanges and deregisters the shares of Genzyme Biosurgery Division common stock and Genzyme Molecular Oncology Division common stock previously registered on the Registrant's Registration Statement on Form S-8 (File No. 333-100722) filed with the Securities and Exchange Commission on October 24, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of July 1, 2003.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga Executive Vice President, Finance; Chief Financial Officer; and Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Henri A. Termeer	Principal Executive Officer and Director	July 1, 2003
/s/ MICHAEL S. WYZGA Michael S. Wyzga	Principal Financial and Accounting Officer	July 1, 2003
* Constantine E. Anagnostopoulos	Director	July 1, 2003
* Douglas A. Berthiaume	Director	July 1, 2003
* Henry E. Blair	Director	July 1, 2003
* Robert J. Carpenter	Director	July 1, 2003
* Charles L. Cooney	Director	July 1, 2003
* Victor J. Dzau	Director	July 1, 2003
* Connie Mack III	Director	July 1, 2003
*By	/s/ PETER WIRTH Attorney In Fact

EXHIBIT INDEX

5.1	Opinion of Ropes & Gray.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme.
23.2	Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (previously filed in Part II of the Form S-8 dated October 24, 2002, File No. 333-100722).

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Explanatory Note
SIGNATURES
EXHIBIT INDEX